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                                                                    Exhibit 99.1

                                  Page 1 of 1



December 17, 1996                          CONTACT:  Allen A. Baron
                                                     Chairman of the Board
                                                     818-988-0630


                  MARTIN LAWRENCE LIMITED EDITIONS, INC. FILES
                  FOR PROTECTION UNDER FEDERAL BANKRUPTCY LAW

                 Van Nuys, Calif. - (Business Wire)--Allen A. Baron, chairman of the board of Martin Lawrence Limited Editions, Inc. (NASDAQ OTCBB:MLLE), announced today that the company had filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code. The company had been contemplating a chapter 11 filing in light of its recent third quarter financial results and the burden of several unprofitable galleries.

                 "The company has decided to close several galleries due to declining sales and believes that it can successfully reorganize its financial obligations, including its lease obligations, through a chapter 11 filing," explained Mr. Baron. "The filing has the support of the company's secured creditors and we believe that the company will be able to emerge from chapter 11 within 12-18 months. The company will continue operating through the bankruptcy and will be taking a hard look at all aspects of its operations in an effort to boost sales and reduce corporate overhead," stated Mr. Baron.

                 Martin Lawrence Limited Editions, Inc. is an integrated publisher, retailer and wholesaler of limited-edition serigraphs, lithographs, sculpture and other works of fine art created by internationally renowned and emerging artists. The company also purchases, for resale, original works of art as well as limited-edition works by recognized artists not published by the company.

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